Exhibit 10.2

[INPHI LETTERHEAD]

January 31, 2012

Mr. Ford Tamer

Re: Offer of Employment

Dear Ford,

On behalf of Inphi Corporation (“Inphi” or the “Company”), we are pleased to offer you full-time employment as Chief Executive Officer of Inphi, reporting to the Company’s Board of Directors, subject to the terms and conditions set forth in this letter agreement. Subject to your accepting such employment, you will also be appointed to the Board of Directors, and the Company will propose you for election or re-election to the Board during the period that you are employed as Chief Executive Officer. Your principal place of employment shall be the Company’s offices at Freedom Circle in Santa Clara, California.

Cash Compensation/Benefits

Your starting base salary annualized will be $300,000 per year paid on a bi-monthly payroll schedule. In addition to your base salary, you will be eligible for an annual target bonus opportunity equal to 50% of your base salary, subject to the terms and conditions of the annual cash incentive program approved by our Board of Directors, and pro rated for your initial year of employment. The annual bonus is not guaranteed and will be based on performance.

You will be also eligible for Inphi standard benefits including health, dental, vision, life insurance, vacation and sick leave with an optional 401(k) plan.

Equity

We are pleased to offer you options to purchase 557,645 shares of the Company’s Common Stock and restricted stock units (“RSUs”) with respect to 278,822 shares of the Company’s Common Stock. The options and RSUs will be granted by the Company’s Board of Directors pursuant to the Company’s 2010 Stock Incentive Plan (the “Plan”). The grant date of the options and RSUs will be established by the Board of Directors and the exercise price of the options will be the fair market value of the Common Stock on the date of grant. The options will be intended to qualify as incentive stock options to the maximum extent permitted under the tax law.

Subject to your continued employment, the options will vest over a four year period with one-fourth (25%) of the shares vesting on the date that is one year after the commencement of your employment and the remaining shares vesting in a series of 36 equal monthly installments upon your completion of each month of employment thereafter.

Subject to your continued employment, the RSUs will vest over a four year period with one-half (50%) of the shares vesting on the date that is two years after the commencement of your employment, and one-quarter (25%) of the shares vesting on each of the third and fourth anniversaries of your employment commencement date.

All of the terms discussed above are described in, and your options and RSUs shall be governed by, the provisions of the Plan and the enclosed option and RSU award agreements.

“At Will” Employment

Employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s Chairman of the Board of Directors.

Severance

In the event that you are subject to involuntary termination, you will be eligible to receive severance benefits pursuant to the terms and conditions of the enclosed Severance and Change of Control Agreement, which the Company will enter into with you upon the commencement of your employment pursuant to this offer.

Full-time Services to the Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Board. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please contact the Company’s Chairman of the Board of Directors. The Board of Directors has approved your membership on the Board of Directors of Topanga Technologies and Sentons, Inc.

Confidential Information

Inphi was formed on the principles of working hard, doing things the right way and treating each project and customer as the top priority. We expect the highest quality and level of personal commitment from each employee. We are hiring people with the right skills and qualifications, not based upon any specific knowledge you may have obtained about potential products, clients or industries. For that reason, if you signed a confidentiality agreement with a previous employer, you should read it and honor it. Inphi does not permit the use of trade secret information belonging to others or the violation of any agreements to keep information confidential. You must also sign a confidentiality and proprietary information agreement at the start of your employment with Inphi.

Legal Fees

The Company shall reimburse you for any reasonable legal fees and expenses incurred by you in connection with the review of this letter agreement and any documents ancillary thereto, in an amount not to exceed $5,000.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

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As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Proprietary Information and Inventions Agreement without modification.

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Your return of the enclosed copy of this letter, after being signed by you without modification, to the undersigned no later than February 1, 2012, after which time this offer will expire. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by some other company or entity.

Entire Agreement

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by the Chairman of the Board of Directors.

We look forward to you accepting this offer and a mutually rewarding relationship. As with all-important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to me no later than February 1, 2012. You will be provided with an original copy for you to retain in your records. You should bring your INS Form I-9 required identification, and proof of authorization to work with you on your first day of employment Your starting date will be February 1, 2012.

If you have any questions regarding this offer letter, please feel free to me directly.

Sincerely,

INPHI CORPORATION

By:	/s/ John Edmunds
Name:	John Edmunds
Title:	CFO & Secretary

I accept the above offer, and request to begin employment on February 1, 2012.

Ford Tamer

/s/ Ford Tamer
Signature

Date: 2/1/2012

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